Exhibit 10.8-a
STRICTLY CONFIDENTIAL

NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT

TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

AMENDED AND RESTATED NONCOMPETITION,

SEVERANCE AND EMPLOYMENT AGREEMENT

Between

CAROLINA FIRST BANK and CHRISTOPHER T. HOLMES

This Amended and Restated Noncompetition, Severance and Employment Agreement (this “Agreement”) is made and entered into as of this February 25, 2008, by and between Christopher T. Holmes, an individual (the “Executive”), and Carolina First Bank, a South Carolina corporation headquartered in Greenville, South Carolina (the “Company”) and wholly owned subsidiary of The South Financial Group, Inc. (“TSFG”).

RECITALS

The Company’s Board of Directors (the “Board”) believes that the Executive has been instrumental in the success of the Company.

The Company desires to continue to employ the Executive as an Executive Vice President of the Company and in such other capacities as the Executive is currently employed as of the date hereof.

The terms hereof are consistent with the executive compensation objectives of the Company as established by the Board.

The Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein.

This Agreement amends and restates the original agreement between the Executive and the Company dated May 8, 2006.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

  1.          Employment. Subject to the terms and conditions hereof, the Company hereby employs the Executive and Executive hereby accepts such employment as an Executive Vice President of the Company having such duties and responsibilities as are set forth in Section 3 below.

2.           Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Base Salary” shall have the meaning set forth in Section 6.1.

“Annual Bonus Amount” shall mean the average of the annual cash bonuses earned by Executive under any written short-term (i.e. one year) plan (regardless of whether a particular bonus has yet been paid or whether any portion thereof was deferred) as a result of employment by the Company and its affiliates over the three year period immediately preceding the date of termination. In calculating the Annual Bonus Amount: (i) if one of the year’s bonuses in the calculation period was based on a period of less than 12 full months, then such annual bonus amount shall be annualized; (ii) if Executive was employed for less than three years and had not yet earned a bonus in year two and/or year three (as applicable) because Executive was not employed at December 31 of that year, then the Annual Bonus Amount shall be calculated based solely on the years in which Executive was employed at the end of the year; (iii) if Executive shall not have been employed long enough to earn a cash bonus, then the Annual Bonus Amount will be deemed to be the Executive’s target bonus amount.

“Board” shall mean the Board of Directors of TSFG.

“Cause” shall mean:

(i) In the absence of a Change in Control: (a) fraud; (b) embezzlement; (c) conviction of the Executive of any felony; (d) a material breach of, or the wilful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or wilful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Company; (g) gross negligence; or (h) the ineligibility of the Executive to perform Executive’s duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

(ii) After a Change in Control: (a) material criminal fraud, (b) gross negligence, (c) material dereliction of duties, (d) intentional material damage to the property or business of the Company, or (e) the commission of a material felony, in each case, as determined in the reasonable discretion of the Board, but only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and Executive’s counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of a majority of the entire Board of the Company at a meeting of the Board called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered wilful unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of Executive’s position, authorities or duties, a reduction in Executive’s total compensation or benefits, a relocation that he deems unreasonable in light of Executive’s personal circumstances, or other action by or upon request of the Company in respect of Executive’s position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

“Change in Control” shall mean:

(i)            when any Person or Persons acting as “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act and within the meaning of Section 409A of the Code and applicable regulations thereunder) acquires directly or indirectly, securities of TSFG representing an aggregate of more than 50% of the combined voting power of TSFG’s then outstanding voting securities other than an acquisition by:

(A)	any employee plan established by TSFG;
(B)	TSFG or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act);
(C)	an underwriter temporarily holding securities pursuant to an offering of such securities;
(D)	a corporation owned, directly or indirectly, by stockholders of TSFG in substantially the same proportions as their ownership of TSFG; or
(E)	except as provided in clause (iii) below, merger or consolidation of TSFG with any other corporation which is duly approved by the stockholders of TSFG; or

exhibit10-8aholmes.htm

(ii)           when a majority of the board of directors of TSFG is replaced during any 12-month period and such new appointments are not approved by a majority of the members of the current board prior to the date of appointment or election; or

(iii)          The consummation of a merger, sale of substantially all assets, consolidation or similar transaction between TSFG and any other corporation other than (A) such a transaction that would result in the voting securities of TSFG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any company, at least a majority of the combined voting power of the voting securities of TSFG or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) such a transaction effected to implement a recapitalization of TSFG (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of TSFG (not including in the securities beneficially owned by such Person any securities acquired directly from TSFG) representing a majority of the combined voting power of TSFG’s then outstanding voting securities; or (C) a plan of complete liquidation of TSFG.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

“Company” shall have the meaning set forth in the preamble.

“Compensation” shall mean the sum of (i) Executive’s Annual Base Salary (as defined in Section 6.1), and (ii) Executive’s Annual Bonus Amount.

“Competitor” shall have the meaning set forth in Section 9.

“Confidential Information” shall mean all business and other information relating to the business of the Company and its affiliates, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information shall not include any of the foregoing that does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

“Disability” or “Disabled” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in (i) Executive being unable to engage in any substantial gainful activity or (ii) Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan (including disability benefits) covering employees of the Company. In addition, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” shall have the meaning set forth in the preamble.

“Noncompete Period” shall have the meaning set forth in Section 9.

exhibit10-8aholmes.htm

“Involuntary Termination” shall mean the termination of Executive’s employment by the Executive following a Change in Control which, in the sole judgment of the Executive, is due to (i) a change of the Executive’s responsibilities, position (including status as Executive Vice President, Corporate Human Resources Director of the Company, its successor or ultimate parent entity, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with Executive’s positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a change in the terms or status (including the rolling three year termination date) of this Agreement; or (iii) a reduction in the Executive’s compensation or benefits; or (iv) a forced relocation of the Executive outside the Greenville metropolitan area; or (v) a significant increase in the Executive’s travel requirements (collectively “Status Changes”); provided, however, Executive must elect to terminate Executive’s employment within two (2) years of the Status Change on which Executive bases Executive’s employment termination.

“Other Benefits” means (i) any unpaid base salary through the date of termination and (ii) amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates (other than this Agreement) at or subsequent to the date of termination in accordance with the terms of such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, “Other Benefits” shall not include any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement for any reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Company or its affiliates, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or its affiliates, including without limitation any retirement or pension plan or arrangement of the Company or its affiliates or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Involuntary Termination shall be treated as such even if it is also a “retirement” for purposes of any such plan.

“Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Vesting Benefits” shall mean the following: (i) all rights of Executive pursuant to equity compensation grants including stock options granted by the Company shall vest and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended; (ii) subject to applicable legal limits to the contrary, including limits applicable to incentive stock options under the Code, Executive shall have the lesser of (a) three years from the date of such termination or (b) until the end of the scheduled term of any such stock option to exercise any outstanding stock options; (iii) Executive shall be entitled to any benefits to which Executive is entitled under the Supplemental Executive Retirement Agreement in accordance with the terms thereof; and (iv) for three years after Executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, (the “Benefit Continuation Period”), the Company shall continue health care and life insurance benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies providing health care and life insurance benefits and at the benefit level as if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliates and their families; provided, however, that, the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive

exhibit10-8aholmes.htm

health care and life insurance benefits under another employer-provided plan, the health care and life benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.

“Voluntary Termination” shall mean the termination by Executive of Executive’s employment following a Change in Control which is not the result of any of clauses (i) through (v) set forth in the definition of Involuntary Termination above.

3.            Duties. During the Term hereof, the Executive shall have such duties and authority as are typical of an executive vice president of a company such as the Company, including, without limitation, those specified in the Company’s Bylaws. Executive agrees that during the Term hereof, he will devote Executive’s full time, attention and energies to the diligent performance of Executive’s duties. Executive shall report to the Chief Executive Officer of TSFG. Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board may in good faith consider to interfere with Executive’s performance of Executive’s duties hereunder.

4.             Term. Unless earlier terminated as provided herein, Executive’s employment hereunder shall be for a rolling term of three years commencing on the date hereof (the “Term”). This Agreement shall be deemed to extend each day for an additional day automatically without any action on behalf of either party hereto; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and upon such notice, the “Term” of this Agreement shall be the three years following the date of such notice, and this Agreement shall terminate upon the expiration of such Term.

5.	Termination. This Agreement may be terminated as follows:

5.1       The Company. The Company shall have the right to terminate Executive’s employment hereunder at any time during the Term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive’s death, or (iv) without Cause.

5.1.1      If the Company terminates Executive’s employment under this Agreement pursuant to clauses (i) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination; provided, however, if Executive is terminated for Cause after a Change in Control, then such termination shall be treated as a Voluntary Termination as contemplated in and subject to the terms of Section 5.2.3 below without the application of Section 5.2.4 below.

5.1.2      If the Company terminates Executive’s employment under this Agreement pursuant to clauses (ii) or (iii) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination except that Executive or Executive’s estate will be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum a pro-rata portion of the targeted Annual Incentive Bonus under Section 6.2 for the portion of the year actually worked by Executive prior to Executive’s Disability or death.

5.1.3      If the Company terminates Executive pursuant to clause (iv) of Section 5.1 and there has been a Change in Control, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum as severance upon such termination, an amount equal to three times Executive’s Compensation. If the Company terminates Executive pursuant to clause (iv) of Section 5.1 and in the absence of a Change in Control, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum as severance upon such termination, an amount equal to the product of (a) the Compensation and (b) the number of years and portions thereof remaining in the Term.

5.1.4      In the event of such termination pursuant to clause (iv) of Section 5.1, the Executive shall be entitled to the Vesting Benefits.

exhibit10-8aholmes.htm

5.2           By Executive. Executive shall have the right to terminate Executive’s employment hereunder if (i) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company; (ii) there is a Voluntary Termination; or (iii) there is an Involuntary Termination.

5.2.1     If Executive terminates Executive’s employment other than pursuant to clauses (i), (ii) or (iii) of Section 5.2, the Company’s obligations under this Agreement shall cease as of the date of such termination.

5.2.2     If Executive terminates Executive’s employment hereunder pursuant to clause (i) of Section 5.2 and there has been a Change in Control, or pursuant to clause (iii) of Section 5.2, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum as severance upon such termination, an amount equal to three times Executive’s Compensation. If the Executive terminates Executive’s employment pursuant to clause (i) of Section 5.2 and in the absence of a Change in Control, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum as severance upon such termination, an amount equal to one times Executive’s Compensation.

5.2.3      If Executive terminates Executive’s employment pursuant to clause (ii) of Section 5.2, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum as severance upon such termination, an amount equal to one times Executive’s Compensation.

5.2.4      In addition, in the event of such termination pursuant to any of clauses (i) through (iii) of this Section 5.2, the Executive shall be entitled to the Vesting Benefits.

6.           Compensation. In consideration of Executive’s services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company, provided that Executive’s salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

6.1         Annual Salary. During the Term hereof, the Company shall pay to Executive a base salary established by the Company (the “Annual Base Salary”). Executive’s salary will be reviewed at the beginning of each of its fiscal years and, in the sole discretion of the Company, may be increased for such year (but not decreased). All references herein to Annual Base Salary shall refer to Executive’s base salary as so increased.

6.2         Annual Incentive Bonus. During Executive’s employment, the Executive shall participate in the Management Incentive Compensation Plan or any successor thereto on terms equal to similarly situated officers.

6.3         Long Term Equity Plan. During Executive’s employment, the Executive shall participate in the Long Term Equity Plan or any successor thereto on terms equal to similarly situated officers.

6.4         Supplemental Executive Benefit Plan. During Executive’s employment, Executive shall be entitled to participate in a Supplemental Executive Retirement Agreement.

6.5         Equity Compensation Awards. During Executive’s employment, the Company may grant Executive equity compensation awards based on the Company’s common stock as determined by the Company.

6.6         Miscellaneous Benefits. During Executive’s employment, Executive shall be entitled to participate in any other employee benefit plan, programs, policies or other arrangements generally provided by the Company to its comparable ranking executives for so long as the Company provides such benefits. The Company also agrees to provide Executive, during the Term hereof, with a $1.0 million term life insurance policy. During the Term, Executive shall also be entitled to participate in all other benefits accorded general Company employees.

exhibit10-8aholmes.htm

7.	Excess Parachute Payments.

7.1         Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7.1, if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash severance payments. For purposes of reducing the Payments to the Safe Harbor Amount, only the cash severance payments payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount of cash severance payments payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 7.1. The Company’s obligation to make Gross-Up Payments under this Section 7 shall not be conditioned upon Executive’s termination of employment.

7.2         Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Pricewaterhouse Coopers, or such other nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

7.3         The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

1.	give the Company any information reasonably requested by the Company relating to such claim,
2.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal

exhibit10-8aholmes.htm

representation with respect to such claim by an attorney reasonably selected by the Company,

3.	cooperate with the Company in good faith in order effectively to contest such claim; and
4.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

7.4         If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 7.3, Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 7.3, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 7.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.5         Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 7.3 that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

7.6         Definitions. The following terms shall have the following meanings for purposes of this Section 7.

“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

exhibit10-8aholmes.htm

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

8.             Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliates. After termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of Executive’s employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in connection with Executive’s employment hereunder (including all copies of the foregoing) in Executive’s possession or control and all of the Company’s equipment and other materials in Executive’s possession or control.

9.	Noncompetition and Nonsolicitation Agreement.

9.1         During the term hereof and for the two year period following the date of termination of employment for any reason (the “Noncompete Period”), Executive shall not directly or indirectly enter into an employment relationship or a consulting arrangement (or other economically beneficial arrangement) with any other bank, thrift, or other lending institution, including such entities “in organization”, headquartered in any county in which the Company has material banking operations (a “Competitor”) which would both (1) involve Executive engaging in the same or substantially similar activities as those he provided to the Company at the time of his termination and (2) after a Change in Control, which would also involve Executive having significant customer oversight over any customers (if any) overseen at the time of the Change in Control. The obligations contained in this Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

9.2         During the Noncompete Period, Executive shall not directly or indirectly, either as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise through another person or entity, including but not limited to a Competitor, (i) solicit, induce or attempt to induce (or aid any person or entity in doing so) any employee of Company to leave the employ of Company or in any way interfere with the relationship between Company and any employee thereof or (ii) hire or engage any person who was an employee of Company or any subsidiary at any time during the six month period preceding Executive’s hiring or engagement of such employee.

9.3         If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law and that such revised restrictions may be enforced against Executive.

9.4         In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

9.5         The Noncompete Period shall be extended commensurately for any period of time during which the covenants set forth in this Section 9 are contested. Executive agrees that the restrictions contained in this Section 9 are reasonable.

exhibit10-8aholmes.htm

10.	Assignment.

10.1       This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

10.2       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10.3, without the prior written consent of Executive this Agreement shall not be assignable by the Company.

10.3       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

11.           Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

To the Company:	Carolina First Bank, c/o TSFG

104 South Main Street

Greenville, South Carolina 29601

Attn: Mary Jeffrey

To Executive:	At the most recent address for Executive on file at the Company.

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

12.           Provisions Severable/Savings Clause. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. With respect to any provision or covenant of Section 8 or 9 finally determined by a court of competent jurisdiction to be unenforceable, Executive, the Company and its affiliates hereby agree that such court shall have jurisdiction to reform such provision or covenant so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the provisions or covenants of Section 8 or 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such provision or covenant in any other jurisdiction.

13.	Remedies.

13.1       Executive acknowledges that if he breaches or threatens to breach Executive’s covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

13.2       All claims, disputes and other matters in question between Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall

exhibit10-8aholmes.htm

be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

14.         No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

15.           Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

16.           Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.

17.           Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without regard to principles of conflicts of laws.

18.           Withholding. The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.           Compliance With Section 409A. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts that would otherwise be payable under Section 5 during the six-month period immediately following the date of termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, or provided on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “date of termination”.

20.           Enforceability of Confidentiality, Noncompetition and Nonsolicitation Provisions. The provisions of Sections 8 and 9, including all subparts thereof, shall be enforceable regardless of the reason for termination of Executive’s employment and without regard to whether the employment is terminated by Executive or the Company.  Executive expressly agrees that should Executive terminate the employment relationship on the grounds of a breach by the Company, as provided at Section 5.2(i) or an Involuntary Termination, as provided at Section 5.2(ii), such breach or Involuntary Termination shall not have any affect upon the enforceability of the provisions of Sections 8 and 9, including all subparts thereof, and Executive may not assert any such breach or Involuntary Termination as a defense to an action to enforce the provisions of Sections 8 and 9, including all subparts thereof. The existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of Sections 8 or 9 by the Company.

exhibit10-8aholmes.htm

21.          Remedies after a Change in Control. The terms of this Section 14 will apply in the absence of a Change in Control.

21.1       The Executive acknowledges that if he breaches or threatens to breach Executive’s covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

21.2      All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

21.3      In the event that the Executive is reasonably required to engage legal counsel to enforce Executive’s rights hereunder against the Company, Executive shall be entitled to receive from the Company Executive’s reasonable attorneys’ fees and costs. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 21.3 be made (i) with respect to expenses incurred following the 20th anniversary of the date on which the dispute arose and (ii) later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

exhibit10-8aholmes.htm

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Christopher T. Holmes

Christopher T. Holmes

CAROLINA FIRST BANK

By: /s/ Mary A. Jeffrey

exhibit10-8aholmes.htm